Exhibit 99.1

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-26-12

THE GEO GROUP SELLS THE ADELANTO, CALIFORNIA ICE PROCESSING CENTER COMPLEX COMPRISED OF THREE FACILITIES TOTALING 2,644 BEDS FOR $950 MILLION AND INCREASES SHARE REPURCHASE AUTHORIZATION TO $1.25 BILLION

Boca Raton, Fla. – October 5, 2026 — The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) announced today that the Company has completed the sales of its 1,280-bed Adelanto West ICE Processing Center (“Adelanto West”), 660-bed Adelanto East ICE Processing Center (“Adelanto East”), and 704-bed Desert View Annex (“Desert View”) located in Adelanto, California to the United States of America and its assigns, by and through the Department of Homeland Security, for an aggregate gross sales price of $950 million. After federal and state taxes and transaction fees and expenses, GEO anticipates receiving approximately $705 million in net proceeds from these sales.

GEO expects to continue providing support services under the Company’s existing contract with U.S. Immigration and Customs Enforcement (“ICE”) for Adelanto East, Adelanto West, and Desert View, which has a full term effective through December 19, 2034, inclusive of the current term ending December 19, 2029 and a five-year option period.

GEO expects to use the net proceeds from the sales along with cashflow from operations to reduce the Company’s debt, repurchase shares of the Company’s common stock, and for other general corporate purposes. GEO’s Board of Directors has increased the Company’s share repurchase authorization, which is effective through December 31, 2029, by $750 million to $1.25 billion.

In addition to these completed sales, GEO remains engaged in an active process for the sale of multiple other company-owned facilities to ICE, subject to mutual agreement on price and GEO’s continued management of those facilities under long-term support services contracts. At this time, there is no definitive agreement in place nor a precise timeline for the closing of any additional transactions, and GEO can provide no assurance that any additional transactions will occur.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

George C. Zoley, GEO’s Chairman, Chief Executive Officer and Founder, said, “We are pleased with the completion of these important asset sales to the U.S. federal government, and we look forward to continuing to provide high-quality secure support services under our existing long-term contracts with ICE. We are proud of our 40-year public-private partnership with ICE, and we stand ready to continue to assist the federal government in meeting its immigration enforcement priorities. We remain focused on allocating capital to enhance long-term value for shareholders, including through share repurchases.”

Repurchases of GEO’s outstanding common stock will be made in accordance with applicable securities laws and may be made at our senior management’s discretion from time to time in the open market, by block purchase, through privately negotiated transactions, pursuant to a trading plan, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The authorization for the share repurchase program may be extended, increased, decreased, suspended or terminated by our Board of Directors in its discretion at any time. Repurchases of the Company’s common stock (and the timing thereof) will depend upon market conditions, regulatory requirements, the Company’s existing obligations, including its Credit Agreement, other corporate liquidity requirements and priorities and other factors as may be considered in the Company’s sole discretion. The authorization for the share repurchase program does not obligate GEO to purchase any particular amount of the Company’s common stock.

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 97 facilities totaling approximately 76,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 20,000 employees.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission including its Form 10-K, 10-Q and 8-K reports. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission, including those referenced above. GEO disclaims any obligation to update or revise any forward-looking statements, except as required by law.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436